POWER OF ATTORNEY

     The undersigned, Steven C. Nord, serving in his role as interim Executive Vice President - West of SuperMedia Inc. (the "Company"), hereby appoints each of Cody Wilbanks, Tara
D. Mackey and Samuel D. Jones, as his agent and attorney-in-fact to prepare and execute, on his behalf, all reports required, in the judgment of Cody Wilbanks, Tara D. Mackey or Samuel D. Jones, to be filed with the Securities and Exchange Commission involving his transactions in the securities of the Company, including, without limitation, the filing of all his required Form 3, Form 4 and Form 5 reports.

     This Power of Attorney shall extend until revoked in writing by the undersigned or until the undersigned is no longer subject to the requirements of Section 16 of the Securities Exchange Act due to termination of his role as an officer of the Company.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of November 22, 2010.

/s/ Steven C. Nord
Steven C. Nord